For more information, contact:
E.R. "Skip" Autry Chief Financial Officer TriMas Corporation (248) 631-5496

MEDIA RELEASE

TRIMAS CORPORATION REPORTS
IMPROVED FIRST QUARTER RESULTS

BLOOMFIELD HILLS, MICH. – May 10, 2005 – TriMas Corporation today announced its financial results for the three months ended March 31, 2005. Compared to the prior year first quarter period, sales increased 12.2% to $292.7 million from $260.9 million. First quarter operating profit improved to $23.3 million from $20.1 million in first quarter 2004 and net income increased 13.1% to $2.5 million in 2005 from $2.2 million in 2004. First quarter 2005 diluted earnings per share was $0.13 versus $0.11 in the comparable period a year ago.

First Quarter Highlights

•	The Company's 2005 first quarter net sales increased 12.2% to $292.7 million, from $260.9 million for the three months ended March 31, 2004. Excluding the impact of steel price increases recovered from customers, sales increased 6.2% compared to the prior year's first quarter, as each of the Company's business segments maintained positive year-over-year sales momentum. After adjusting for steel price increases, sales at Rieke Packaging Systems increased 10.4%, at Cequent Transportation Accessories 1.9%, at Fastening Systems 3.5%, and at Industrial Specialties 15.0%, when compared to the first quarter a year ago.

•	Operating profit improved 15.4% or $3.1 million as compared to the same period a year ago and reflected continued strong earnings momentum in three of the Company's four business segments. Operating profit margin as a percent of sales improved slightly at 7.9% for the first quarter 2005 compared to 7.7% for the same period a year ago.

•	Expenses related to plant consolidation and restructuring activities were reduced $3.9 million compared to the first quarter of 2004. Additionally, labor and other variable costs were reduced in the quarter. These reductions in cost were offset by material margin erosion primarily in our Cequent segment.

•	The Company reported net income of $2.5 million, or $0.13 per share in the quarter ended March 31, 2005, compared to net income of $2.2 million or $0.11 per share in the first quarter 2004. This represented an increase in reported net income of 13.1% in first quarter 2005 compared to first quarter 2004.

Grant Beard, TriMas' President and Chief Executive Officer commented, "The first quarter represented solid year-over-year growth in sales and we continued our positive earnings momentum in Rieke Packaging Systems, Fastening Systems and Industrial Specialties. The overall fundamentals within TriMas' businesses remain strong: our restructuring initiatives are behind us, steel prices appear to be stabilizing and we have aligned our cost structure consistent with expected customer demand levels. However, we encountered some difficult challenges within Cequent Transportation Accessories which negatively impacted our anticipated earnings performance. Specifically, we experienced a softening of demand for towing products in the wholesale distributor and installer markets due to the existence of adequate inventory levels in these channels. Additionally, sales in the first quarter of last year were extremely strong as our customers bought ahead of steel-related price increases, thus making the comparison between 2005 and 2004 less favorable. In 2005, we also saw significant competitor price pressure in certain of our markets, most severely with our aftermarket retail channel customers. Factors giving rise to these challenges have been identified and we are implementing aggressive actions to address the matters noted. That said, TriMas expects to drive earnings growth and debt reduction for the enterprise as we work through 2005."

The Company also announced that it was withdrawing its pending S-1 registration statement for the initial public offering of its equity securities at this time due to unfavorable market conditions. The registration statement had not been declared effective and no securities were sold.

First Quarter Financial Summary

(unaudited - in millions, except per share amounts)	For the Quarter Ended March 31
	2005	2004	% Change
Sales	$292.7	$260.9	12.2%
Operating income	$23.3	$20.1	15.4%
Net income	$2.5	$2.2	13.1%
Earnings per share	$0.13	$0.11	18.2%
Other Data:
- Depreciation and amortization, as reported	$10.5	$10.2	2.7%
- Interest expense	$18.2	$16.3	11.8%
- Other expense, net	$1.1	$0.3	263.3%
- Income tax expense	$1.4	$1.3	N/A
- Effective tax rate	36%	37%	N/A

Segment Results

Rieke Packaging Systems

Rieke's 2005 first quarter sales of $34.1 million increased 12.2% compared to the 2004 first quarter (10.4% excluding the impact of steel recovery) as sales momentum established in the second half of 2004 continued in Rieke's core industrial closure products and consumer product dispensing applications. Operating profit increased 22.2% to $7.3 million during the first quarter 2005 from $5.9 million in first quarter 2004, as Rieke continued to benefit from the ramp-up and growth in sales of new products. Rieke launched another eight new pump dispensing products during the first quarter 2005 and expects to realize increasing sales from both recent and anticipated additional new product launches during the remainder of 2005.

Cequent Transportation Accessories

Cequent's 2005 first quarter sales of $140.6 million represented an increase of 8.6% compared to the first quarter 2004. After adjusting for steel price increases recovered from customers, sales increased approximately 1.9% compared with the first quarter 2004, as demand for towing products softened in the wholesale distributor and installer channels. Also, in first quarter 2004, Cequent experienced unusually strong demand as customers bought ahead in anticipation of pricing surcharges during the second half of 2004 due to rising steel costs. Operating profit declined $1.5 million to $12.3 million, or 8.7% of sales in the three months ended March 31, 2005 from $13.8 million, or 10.7% of sales in the same period a year ago due principally to severe competitor pricing pressure in the retail channel.

Industrial Specialties Group

In the first quarter 2005, sales within Industrial Specialties increased 18.4% to $73.8 million from $62.4 million during the first quarter 2004. After adjusting for steel price increases recovered from customers, sales were still 15.0% higher compared to the same period a year ago as four of the group's six businesses continued to experience strong demand driven by new products, market share gains and economic expansion. Notably, we achieved record quarterly sales (18.2% increase year-over-year) within our specialty gasket business which benefited from significant oil refinery "turnaround" activity at several major customers, while sales in our specialty engine and replacement parts business increased 56.1% compared to first quarter 2004 as a result of high levels of drilling activity in the U.S. and Canada. Operating profit in the first quarter 2005 increased 10.7% to $8.5 million (11.5% of sales) from $7.7 million (12.3 % of sales) in first quarter 2004.

Fastening Systems Group

Sales of the Fastening Systems group in first quarter 2005 increased 14.2% to $44.2 million from $38.7 million in first quarter 2004. After adjusting for steel price increases recovered from customers, sales increased approximately 3.5% as compared to the first quarter 2004. Sales within our aerospace fasteners business during the quarter improved 8.9% compared to first quarter 2004 as manufacturers and distributors replenish inventory stocks. Sales of industrial fasteners in the quarter increased approximately 18% or $4.6 million compared to the first quarter 2004, due primarily to steel price increases now being recovered from customers. Operating profit improved $2.4 million to $0.8 million from an operating loss of $1.6 million in first quarter 2004. During first quarter 2004, the Company incurred approximately $3.0 million of increased costs related to the consolidation of its Lakewood, Ohio manufacturing facility into our Frankfort, Indiana facility, which was largely completed by the fourth quarter 2004.

Financial Position

TriMas ended the first quarter with total assets of $1,539.9 million, debt of $753.9 million and $59.5 million outstanding under its receivables securitization facility. Net cash used by operating activities for the quarter ended March 31, 2005, was $11.4 million, which funded the increase in accounts receivable due to higher sales in the quarter. In the first quarter 2004, net cash provided by operating activities was $21.6 million, as the sale of receivables into the Company's securitization facility more than offset the net increase in working capital associated higher sales and increased inventory levels.

Conference Call

TriMas will broadcast its first quarter earnings conference call on Tuesday, May 10, 2005 at 10:00 a.m. EDT. President and Chief Executive Officer Grant Beard and Chief Financial Officer E.R. "Skip" Autry will discuss the Company's recent financial performance and respond to questions from the investment community.

To participate by phone, please dial: (888) 721-4088. Callers should ask to be connected to the TriMas first quarter conference call (reservation number 21246376). If you are unable to participate during the live teleconference, a replay of the conference call will be available beginning May 10th at 12:30 pm. EDT through May 17th at 12:30 p.m. EDT. To access the replay, please dial: (800) 633-8284 and use reservation number 21246376.

Cautionary Notice Regarding Forward-Looking Statements

This release contains "forward-looking" statements, as that term is defined by the federal securities laws, about our financial condition, results of operations and business. Forward-looking statements include: certain anticipated, believed, planned, forecasted, expected, targeted and estimated results along with TriMas' outlook concerning future results. When used in this release, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could," or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for these views. However, there can be no assurance that management's expectations, beliefs and projections will be achieved. These forward-looking statements are subject to numerous assumptions, risks and uncertainties and accordingly, actual results may differ materially from those expressed or implied by the forward-looking statements. We caution readers not to place undue reliance on the statements, which speak to conditions only as of the date of this release. The cautionary statements set forth above should be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. We do not undertake any obligation to review or confirm analysts' expectations or estimates or to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release include general economic conditions in the markets in which we operate and industry-based factors such as: technological developments that could competitively disadvantage us, increases in our raw material, energy, and healthcare costs, our dependence on key individuals and relationships, exposure to product liability, recall and warranty claims, compliance with environmental and other regulations, and competition within our industries. In addition, factors more specific to us could cause actual results to vary materially from those anticipated in the forward-looking statements included in this release such as our substantial leverage, limitations imposed by our debt instruments, our ability to successfully pursue our stated growth strategies and opportunities, as well as our ability to identify attractive and other strategic acquisition opportunities and to successfully integrate acquired businesses and complete actions we have identified as providing cost-saving opportunities.

TriMas Corporation
Consolidated Balance Sheet
March 31, 2005 and December 31, 2004
(unaudited - dollars in thousands)

	March 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$3,920	$3,090
Receivables	127,370	93,390
Inventories	176,600	180,040
Deferred income taxes	17,530	17,530
Prepaid expenses and other current assets	7,320	8,450
Total current assets	332,740	302,500
Property and equipment, net	193,330	198,610
Goodwill	655,650	657,980
Other intangibles, net	300,930	304,910
Other assets	57,280	58,200
Total assets	$1,539,930	$1,522,200
Liabilities and Shareholders' Equity
Current liabilities:
Current maturities, long-term debt	$2,890	$2,990
Accounts payable	132,900	135,230
Accrued liabilities	74,640	68,180
Due to Metaldyne	2,740	2,650
Total current liabilities	213,170	209,050
Long-term debt	750,960	735,030
Deferred income taxes	133,390	133,540
Other long-term liabilities	34,190	35,160
Due to Metaldyne.	4,260	4,260
Total liabilities	1,135,970	1,117,040
Commitments and contingencies (Note 9)
Preferred stock $0.01 par: Authorized 100,000,000 shares; Issued and outstanding: None	—	—
Common stock, $0.01 par: Authorized 400,000,000 shares; Issued and outstanding: 20,010,000 shares	200	200
Paid-in capital	399,530	399,450
Retained deficit.	(37,920)	(40,430)
Accumulated other comprehensive income.	42,150	45,940
Total shareholders' equity	403,960	405,160
Total liabilities and shareholders' equity	$1,539,930	$1,522,200

TriMas Corporation
Consolidated Statement of Operations
For the Three Months Ended
March 31, 2005 and 2004
(Unaudited — in thousands, except for per share amounts)

	Three Months Ended March 31,
	2005	2004
Net sales	$292,750	$260,900
Cost of sales	(227,210)	(196,800)
Gross profit	65,540	64,100
Selling, general and administrative expenses	(42,530)	(43,710)
Gain (loss) on dispositions of property and equipment	240	(250)
Operating profit	23,250	20,140
Other expense, net:
Interest expense	(18,240)	(16,310)
Other expense, net	(1,090)	(300)
Other expense, net	(19,330)	(16,610)
Income (loss) before income tax (expense) benefit	3,920	3,530
Income tax (expense) benefit	(1,410)	(1,310)
Net income	$2,510	$2,220

Basic earnings per share	$0.13	$0.11

Diluted earnings per share	$0.13	$0.11

Weighted average common shares – basic	20,010,000	20,010,000
Weighted average common shares – diluted	20,010,000	20,431,050

TriMas Corporation
Consolidated Statement of Cash Flows
For the Three Months Ended
March 31, 2005 and 2004
(Unaudited — in thousands)

	Three Months Ended March 31,
	2005	2004

Cash Flows from Operating Activities:
Net income	$2,510	$2,220
Adjustments to reconcile net income to net cash provided by (used for) operating activities, net of acquisition impact:
(Gain) loss on dispositions of property and equipment	(240)	250
Depreciation and amortization	10,510	10,230
Non-cash compensation expense	80	—
Amortization of debt issue costs	1,230	1,180
Net proceeds from accounts receivable securitization	26,560	56,890
Payment to Metaldyne to fund contractual liabilities	—	(1,980)
Increase in receivables	(60,540)	(44,910)
Decrease (increase) in inventories	3,440	(10,460)
Decrease (increase) in prepaid expenses and other assets	860	(2,630)
Increase in accounts payable and accrued liabilities	3,820	12,460
Other, net	420	(1,620)
Net cash provided by (used for) operating activities, net of acquisition impact	(11,350)	21,630
Cash Flows from Investing Activities:
Capital expenditures	(4,550)	(14,820)
Proceeds from sales of fixed assets	940	200
Acquisition of businesses, net of cash acquired	—	(5,430)
Net cash used for investing activities	(3,610)	(20,050)
Cash Flows from Financing Activities:
Repayments of borrowings on senior credit facility	(720)	(720)
Proceeds from borrowings on revolving credit facility	286,810	164,500
Repayments of borrowings on revolving credit facility	(270,200)	(157,500)
Payments on notes payable	(100)	(7,720)
Net cash provided by (used for) financing activities	15,790	(1,440)
Cash and Cash Equivalents:
Increase for the period	830	140
At beginning of period	3,090	6,780
At end of period	$3,920	$6,920
Supplemental disclosure of cash flow information:
Cash paid for interest	$5,780	$5,070
Cash paid for taxes	$3,600	$2,000

TriMas Corporation
Company and Business Segment Financial Information
For the Three and Twelve Months Ended
March 31, 2005 and 2004

(unaudited - in thousands)	Three Months Ended March 31,		LTM Ended March 31,
	2005	2004	2005	2004
Rieke Packaging Systems
Net sales	$34,070	$30,370	$132,920	$119,200
Operating profit	$7,270	$5,950	$31,290	$24,510

Cequent Transportation Accessories
Net sales	$140,650	$129,480	$522,470	$458,000
Operating profit	$12,280	$13,820	$50,070	$44,200

Industrial Specialties Group
Net sales	$73,840	$62,360	$260,160	$226,420
Operating profit	$8,510	$7,690	$21,020	$15,160

Fastening Systems
Net sales	$44,190	$38,690	$161,460	$144,710
Operating profit (loss)	$820	$(1,550)	$(15,050)	$(14,590)

Total Company
Net sales	$292,750	$260,900	$1,077,010	$948,330
Operating profit	$23,250	$20,140	$65,470	$43,910
Corporate expenses and management fee	$5,630	$5,770	$21,860	$25,370
Other Data:
- Depreciation and amortization, as reported	$10,510	$10,230	$44,790	$53,950
Customer intangible adjustments	$-	$-	$(4,490)	$(11,000)
	$10,510	$10,230	$40,300	$42,950
- Interest expense	$18,240	$16,310	$69,580	$64,710
- Other expense, net	$1,090	$300	$1,980	$560
- Income tax expense (benefit)	$1,410	$1,310	$(4,190)	$330
- Impairments and Other Charges:
• Asbestos litigation defense costs	$400	$-	$3,100	$-
• Asset impairment	$-	$-	$10,650	$-
• Customer intangible adjustments	$-	$-	$4,490	$11,000
• Goodwill impairment	$-	$-	$-	$7,600
• Loss on sale-leaseback of property & equipment	$-	$-	$-	$5,660
• Equity offering costs	$-	$-	$1,140	$-
• Legacy stock expense	$-	$-	$-	$3,560

About TriMas

Headquartered in Bloomfield Hills, Mich., TriMas is a diversified growth company of high-end, specialty niche businesses manufacturing a variety of products for commercial, industrial and consumer markets worldwide. TriMas is organized into four strategic business groups: Cequent Transportation Accessories, Rieke Packaging Systems, Fastening Systems, and Industrial Specialties. TriMas has nearly 5,000 employees at 80 different facilities in 10 countries. For more information, visit www.trimascorp.com.